UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 23, 2017

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of Company as specified in its charter)

Delaware	001-34003	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code  (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

On March 23, 2017, Take-Two Interactive Software, Inc. (the “Company”), Sony Interactive Entertainment, Inc. (“SIE Inc.”), Sony Interactive Entertainment America LLC (“SIEA”), and Sony Interactive Entertainment Europe Ltd. (“SIEE”, and collectively with SIE Inc. and SIEA, “SIE”, and each an “SIE Company”) entered into a PlayStation Global Developer and Publisher Agreement (“Agreement”).  The Agreement grants the Company the right to develop, publish, have manufactured, market, advertise, distribute and sell PlayStation compatible products for all PlayStation systems, including PlayStation 3, PlayStation 4 and PlayStation Portable (PSP), until March 31, 2019 (the “Initial Term”), with automatic one-year renewal terms thereafter, in the territories as specified in the Agreement.

SIE charges the Company fees and royalties under the Agreement for each physical media product manufactured and such amounts are subject to adjustment by SIE at its discretion. SIE has the right to review, evaluate and approve a game proposal, various stages of a game’s work-in-progress and the final version of each game, including the game’s packaging.  Additionally, SIE shall pay to the Company the applicable wholesale price and/or agreed revenue share for any of the Company’s digitally delivered products sold by SIE and covered by a product submission accepted by SIE.

The Agreement may be terminated by SIE at any time after the expiration of the Initial Term for any or no reason upon thirty (30) days’ notice to the Company.  The Agreement may also be terminated by SIE immediately upon written notice to the Company in the event of, among other things, a breach by the Company or its bankruptcy or insolvency. SIE may also terminate the Agreement on a title-by-title basis. Upon expiration or termination of the Agreement, the Company has certain rights to sell off existing inventories.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Company)

	By:	/s/ Matthew Breitman
Matthew Breitman
Senior Vice President, Deputy General Counsel
& Corporate Secretary

Date: March 29, 2017